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                                                                     EXHIBIT 5.1

                              [WSGR Letterhead]


                                August 25, 2003



Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, CA 94089

       RE:      REGISTRATION STATEMENT OF FORM S-3

       Ladies and Gentlemen:


       We are acting as counsel for Juniper Networks, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of $400,000,000 aggregate principal amount of Zero Coupon Convertible Senior Notes due June 15, 2008 (the "Notes") and 19,860,973 shares of Common Stock as may be required for issuance upon conversion of the Notes (the "Conversion Shares"). The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company (the "Selling Securityholders"). In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to the Notes and the Conversion Shares (such Registration Statement, as it may be amended from time to time, is herein referred to as the "Registration Statement").


       The Notes are to be issued pursuant to an Indenture, which has been filed as an exhibit to the Registration Statement, dated as of June 2, 2003, between the Company and Wells Fargo Bank Minnesota, National Association, as trustee.

       We have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

       We are of the opinion that the Notes have been duly authorized and that when the Notes, in the form included in the Indenture, have been duly completed, executed, authenticated and delivered in accordance with the Indenture and sold and delivered as described in the Registration Statement and its related prospectus, the Notes will be valid and binding obligations of the Company entitled to the benefits of the Indenture. We are of the further opinion that the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus included therein.


       We are members of the Bar of the State of California, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law and the federal law of the United States of America.



       This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. In addition, in rendering this opinion, we assume no obligation to revise or supplement this opinion should the present aforementioned laws of the State of Delaware or federal laws of the United States of America be changed by legislative action, judicial decision or otherwise.


                                      Sincerely,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                      /s/ Wilson Sonsini Goodrich & Rosati, P.C.